UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D
                                Amendment No. 4

                   Under the Securities Exchange Act of 1934

                       L-3 COMMUNICATIONS HOLDINGS, INC.
                               (Name of Issuer)

                         Common Stock, par value $0.01
                        (Title of Class of Securities)

                                 502424104000
                                (CUSIP Number)

                                                        Oliver
                                                         Budde
                         Vice President and Assistant
                                                     Secretary

                           Lehman Brothers Holdings
                                     Inc.

                       One World Financial Center, 27th
                              Floor New York, NY
                                                         10281
                                                         (646)
                                   836-2143
           (Name, Address and Telephone Number of Person Authorized
                                                            to

                      Receive Notice and Communications)

                                  May 1, 2001

            (Date of Event which required Filing of This Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

CUSIP No.
502424104000

1)  Names of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
     -------------------------------------------------

     Lehman Brothers Holdings
Inc.

13-3216325


2)  Check the Appropriate box if a Member of a Group (see instructions)
    -------------------------------------------------------------------

     (a)  [x ]
     (b)  [  ]


3)  SEC Use Only


4)  Source of Funds (see instructions)
    ----------------------------------
     OO

5) Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(E)
    -------------------------------
     [ ]

6)  Citizenship or Place of Organization
      Delaware

     Number of Shares Beneficially Owned by Each Reporting Person With:

7)  Sole Voting Power
      1,251,873

8)  Shared Voting Power
      1,972,096

9)  Sole Dispositive Power
      1,251,873

10) Shared Dispositive Power
      1,972,096

11) Aggregate Amount Beneficially Owned by Each Reporting Person
    ------------------------------------------------------------
      3,223,969

12) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    ----------------------------------------------------------------
      [ ]

13) Percent of Class Represented by Amount in Row 9
    -----------------------------------------------
       8.3%

14) Type of Reporting Person
      HC/CO

CUSIP No.
502424104000

1)  Names of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
     -------------------------------------------------

     Lehman Brothers
Inc.

13-2518466


2)  Check the Appropriate box if a Member of a Group (see instructions)
    -------------------------------------------------------------------

     (a)  [x ]
     (b)  [  ]


3)  SEC Use Only


4)  Source of Funds (see instructions)
    ----------------------------------
     OO

5) Check Box if Disclosure of Legal Proceedings is Requires
     Pursuant to Items 2(d) or 2(E)
    -------------------------------
     [X]

6)  Citizenship or Place of Organization
      Delaware

     Number of Shares Beneficially Owned by Each Reporting Person With:

7)  Sole Voting Power
      -0-

8)  Shared Voting Power
      192,565

9)  Sole Dispositive Power
     -0-

10)  Shared Dispositive Power
       192,565

11)  Aggregate Amount Beneficially Owned by Each Reporting Person
     ------------------------------------------------------------
       192,565

12) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    ----------------------------------------------------------------
      [ ]

13) Percent of Class Represented by Amount in Row 9
    -----------------------------------------------
      0.5%

14) Type of Reporting Person
      BD/CO

CUSIP No.
502424104000

1)  Names of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
     -------------------------------------------------

     LB I Group
Inc.

13-2741778


2)  Check the Appropriate box if a Member of a Group (see instructions)
    -------------------------------------------------------------------

     (a)  [x ]
     (b)  [  ]


3)  SEC Use Only


4)  Source of Funds (see instructions)
    ----------------------------------
     OO

5) Check Box if Disclosure of Legal Proceedings is Requires
     Pursuant to Items 2(d) or 2(E)
    -------------------------------
     [ ]

6)  Citizenship or Place of Organization
      Delaware

     Number of Shares Beneficially Owned by Each Reporting Person With:

7)  Sole Voting Power
      192,565

8)  Shared Voting Power
      -0-

9)  Sole Dispositive Power
     192,565

10)  Shared Dispositive Power
       -0-

11)  Aggregate Amount Beneficially Owned by Each Reporting Person
     ------------------------------------------------------------
       192,565

12) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    ----------------------------------------------------------------
      [ ]

13) Percent of Class Represented by Amount in Row 9
    -----------------------------------------------
      0.5%

14) Type of Reporting Person
      CO

CUSIP No.
502424104000

1)  Names of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
     -------------------------------------------------

     Lehman ALI
Inc.

13-3695935


2)  Check the Appropriate box if a Member of a Group (see instructions)
    -------------------------------------------------------------------

     (a)  [x ]
     (b)  [  ]


3)  SEC Use Only


4)  Source of Funds (see instructions)
    ----------------------------------
     OO

5) Check Box if Disclosure of Legal Proceedings is Requires
     Pursuant to Items 2(d) or 2(E)
    -------------------------------
     [ ]

6)  Citizenship or Place of Organization
      Delaware

     Number of Shares Beneficially Owned by Each Reporting Person With:

7)  Sole Voting Power
      -0-

8)  Shared Voting Power
      -0-

9)  Sole Dispositive Power
     -0-

10)  Shared Dispositive Power
       -0-

11)  Aggregate Amount Beneficially Owned by Each Reporting Person
     ------------------------------------------------------------
       -0-

12) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    ----------------------------------------------------------------
      [ ]

13) Percent of Class Represented by Amount in Row 9
    -----------------------------------------------
      0%

14) Type of Reporting Person
      CO

CUSIP No.
502424104000

1)  Names of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
     -------------------------------------------------

     Property Asset Management
Inc.

13-3555152


2)  Check the Appropriate box if a Member of a Group (see instructions)
    -------------------------------------------------------------------

     (a)  [x ]
     (b)  [  ]


3)  SEC Use Only


4)  Source of Funds (see instructions)
    ----------------------------------
     OO

5) Check Box if Disclosure of Legal Proceedings is Requires
     Pursuant to Items 2(d) or 2(E)
    -------------------------------
     [ ]

6)  Citizenship or Place of Organization
      Delaware

     Number of Shares Beneficially Owned by Each Reporting Person With:

7)  Sole Voting Power
      -0-

8)  Shared Voting Power
      -0-

9)  Sole Dispositive Power
     -0-

10)  Shared Dispositive Power
       -0-

11)  Aggregate Amount Beneficially Owned by Each Reporting Person
     ------------------------------------------------------------
       -0-

12) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    ----------------------------------------------------------------
      [ ]

13) Percent of Class Represented by Amount in Row 9
    -----------------------------------------------
      0%

14) Type of Reporting Person
      CO

CUSIP No.
502424104000

1)  Names of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
     -------------------------------------------------

     Lehman Brothers Capital Partners III,
L.P.



2)  Check the Appropriate box if a Member of a Group (see instructions)
    -------------------------------------------------------------------

     (a)  [x ]
     (b)  [  ]


3)  SEC Use Only


4)  Source of Funds (see instructions)
    ----------------------------------
     OO

5) Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(E)
    -------------------------------
     [ ]

6)  Citizenship or Place of Organization
      Delaware

     Number of Shares Beneficially Owned by Each Reporting Person With:

7)  Sole Voting Power
      1,779,531

8)  Shared Voting Power
      -0-

9)  Sole Dispositive Power
     1,779,531

10) Shared Dispositive Power
      -0-

11) Aggregate Amount Beneficially Owned by Each Reporting Person
    ------------------------------------------------------------
      1,779,531

12) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    ----------------------------------------------------------------
      [ ]

13) Percent of Class Represented by Amount in Row 9
    -----------------------------------------------
       4.6%

14) Type of Reporting Person
      LP

CUSIP No.
502424104000

1)  Names of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
     -------------------------------------------------

     Lehman Brothers MBG Partners 1997 (A) L.P.


2)  Check the Appropriate box if a Member of a Group (see instructions)
    -------------------------------------------------------------------

     (a)  [x ]
     (b)  [  ]


3)  SEC Use Only


4)  Source of Funds (see instructions)
    ----------------------------------
     OO

5) Check Box if Disclosure of Legal Proceedings is Requires
     Pursuant to Items 2(d) or 2(E)
    -------------------------------
     [ ]

6)  Citizenship or Place of Organization
      Delaware

     Number of Shares Beneficially Owned by Each Reporting Person With:

7)  Sole Voting Power
      -0-

8)  Shared Voting Power
      -0-

9)  Sole Dispositive Power
     -0-

10)  Shared Dispositive Power
       -0-

11)  Aggregate Amount Beneficially Owned by Each Reporting Person
     ------------------------------------------------------------
       -0-

12) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    ----------------------------------------------------------------
      [ ]

13) Percent of Class Represented by Amount in Row 9
    -----------------------------------------------
      0%

14) Type of Reporting Person
      LP

CUSIP No.
502424104000

1)  Names of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
     -------------------------------------------------

     Lehman Brothers MBG Partners 1997 (B) L.P.


2)  Check the Appropriate box if a Member of a Group (see instructions)
    -------------------------------------------------------------------

     (a)  [x ]
     (b)  [  ]


3)  SEC Use Only


4)  Source of Funds (see instructions)
    ----------------------------------
     OO

5) Check Box if Disclosure of Legal Proceedings is Requires
     Pursuant to Items 2(d) or 2(E)
    -------------------------------
     [ ]

6)  Citizenship or Place of Organization
     Delaware

     Number of Shares Beneficially Owned by Each Reporting Person With:

7)  Sole Voting Power
      -0-

8)  Shared Voting Power
      -0-

9)  Sole Dispositive Power
     -0-

10)  Shared Dispositive Power
       -0-

11)  Aggregate Amount Beneficially Owned by Each Reporting Person
     ------------------------------------------------------------
       -0-

12) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    ----------------------------------------------------------------
      [ ]

13) Percent of Class Represented by Amount in Row 9
    -----------------------------------------------
      0%

14) Type of Reporting Person
      LP

 Schedule 13D

Item 1.  Security and Issuer

               No Change.

Item 2.  Identity and Background

 No Change.

     The following information is nonetheless restated for convenience:


     This statement is filed jointly on behalf of the following entities:

     Lehman Brothers Holdings Inc., a Delaware corporation ("Holdings"), 3 World Financial Center
     200 Vesey Street
     New York, NY 10285

     Holdings through its domestic and foreign subsidiaries is a full-line securities firm and is General Partner of Lehman
     Brothers Capital Partners III, L.P.

     Lehman Brothers Inc., a Delaware corporation ("LBI"),
     3 World Financial Center
     200 Vesey Street
     New York, NY 10285

     LBI is a wholly owned subsidiary of Holdings and is the parent of LB I Group Inc.

     LB I Group Inc., a Delaware corporation, ("LB I Group"),
     3 World Financial Center
     200 Vesey Street
     New York, NY 10285

     LB I Group is a wholly owned subsidiary of LBI and is the General Partner of Lehman Brothers MBG Partners 1997 (A) L.P. and Lehman Brothers MBG Partners 1997 (B) L.P.

      Lehman ALI Inc., a Delaware corporation, ("ALI"),
      3 World Financial Center
      200 Vesey Street
      New York, NY 10285

     ALI is a wholly owned subsidiary of Holdings and is the parent of Property Asset Management Inc.

     Property Asset Management Inc., a Delaware corporation, ("PAMI"), 3 World Financial Center
     200 Vesey Street
     New York, NY 10285

     PAMI is a wholly owned subsidiary of ALI.

     Lehman Brothers Capital Partners III, L.P., a Delaware limited partnership ("Capital Partners"),
     3 World Financial Center
     200 Vesey Street
     New York, NY 10285

     Capital Partners is a limited partnership.

     Lehman Brothers MBG Partners 1997 (A) L.P., a Delaware limited partnership ("MBG Partners (A)"),
     3 World Financial Center
     200 Vesey Street
     New York, NY 10285

     MBG Partners (A) is a limited partnership.

     Lehman Brothers MBG Partners 1997 (B) L.P. a Delaware limited partnership ("MBG Partners (B)"),
     3 World Financial Center
     200 Vesey Street
     New York, NY 10285

     MBG Partners (B) is a limited partnership.

Item 3.  Source of Funds or Other Consideration

                  No Change.

Item 4. Purpose of Transaction

                  No Change.

Item 5.  Interest in Securities of the Issuer
(a)      The cover pages hereto are incorporated herein by reference.
(b)      The cover pages hereto are incorporated herein by reference.
(c) On May 1, 2001, Reporting Persons (1) LB I Group and (2) Capital Partners sold an aggregate of 2,175,000 shares in a public offering conducted in conjunction with the

                      Issuer. Such shares were sold to the underwriters of such offering at $77.50 per share.

                      In addition, certain previous transactions were effected by one or more of the Reporting Persons among themselves, further adjusting the respective beneficial ownership levels thereof, which together with the public offering described above resulted in the currently reported respective beneficial ownership levels being reported hereby.
(d)      No Change.
(e) As of May 1, 2001, all Reporting Persons other than Holdings had ceased to be beneficial owners of more than five percent of the Common Stock.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

                  No Change.

Item 7.     Material to be Filed as Exhibits.

Exhibit           Description

-- Form of Underwriting Agreement among L-3 Communications Holdings, Inc., L-3 Communications Corporation, the Selling Stockholders included therein and the Representatives of the several Underwriters named therein, incorporated by reference to Exhibit 1.1 of Registration Statement No. 333-58632 filed by the Issuer on behalf of certain of the Reporting Persons.

App. A Consent to Joint Filing of Schedule 13D pursuant to Rule 13d-1(k) of the 1933 Act.

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  May 11, 2001


LEHMAN BROTHERS HOLDINGS INC.
By:      /s/ Oliver Budde
         ---------------------
Name:  Oliver Budde
Title:    Vice President and
          Assistant Secretary

LEHMAN BROTHERS INC.
By:  /s/ Oliver Budde
         -------------------
Name:  Oliver Budde
Title:  Vice President

LB I GROUP INC.
By:  /s/ Oliver Budde
         -------------------
Name:  Oliver Budde
Title: Vice President

LEHMAN ALI INC.
By:  /s/ Oliver Budde
         -------------------
Name:  Oliver Budde
Title: Authorized Signatory

Property Asset Management Inc.
By:  /s/ Oliver Budde
         -------------------
Name:  Oliver Budde
Title:    Vice President

LEHMAN BROTHERS CAPITAL PARTNERS III, L.P.
By:      /s/ Oliver Budde
         ---------------------
Name:  Oliver Budde
Title:  Authorized Signatory

LEHMAN BROTHERS MBG PARTNERS 1997 (A) L.P.
By:  /s/ Oliver Budde
         -------------------

Name:  Oliver Budde
Title:    Authorized Signatory

LEHMAN BROTHERS MBG PARTNERS 1997 (B) L.P.
By:  /s/ Oliver Budde
         -------------------
Name:  Oliver Budde
Title:    Authorized Signatory